Exhibit 99.1

FOR IMMEDIATE RELEASE:

GWG Holdings, Inc. Announces Shareholder Meeting Results and Amendment to its Bylaws

Minneapolis, MN (June 2, 2015) – GWG Holdings, Inc. (“GWG” or the “Company”), a leader in the emerging secondary life insurance market, announced today the results of its 2015 Annual Meeting of Shareholders held on June 1, 2015. All seven directors, including the four independent directors, were re-elected for another year of Board service. In addition, the shareholders ratified the appointment of the Company’s financial auditor, Baker Tilly Virchow Krause, LLP, and adopted an amendment to the Company’s 2013 Stock Incentive Plan.

In addition, the Company announced that its Board of Directors amended its Bylaws to reflect the growing sentiment and intent of Delaware’s governing bodies by revising Article 7 of its Bylaws. Specifically, Article 7 was revised to (i) remove the fee-shifting obligation in shareholder lawsuits that do not result in a judgment in full, (ii) appoint Delaware as the exclusive jurisdiction in shareholder lawsuits, and (iii) remove the requirement that at least 3% of the outstanding shareholders must provide written consent to commence shareholder litigation.

“While the Board amended the Company’s Bylaws in 2014 in an effort to deter frivolous shareholder claims, the fact is it might have had the opposite effect, and given the sentiment in the Delaware legislature regarding such provisions, we wanted to be proactive as a Company and up to date with Delaware’s corporate shareholder rights,” added Jon Sabes, “In retrospect, it’s clear that the Delaware courts and corporate laws already allow for multiple avenues to deter frivolous lawsuits and punitive means to those who bring them.”

About GWG Holdings, Inc. (“GWG”): GWG Holdings, Inc. (NASDAQ: GWGH) is a specialty finance company and leader in the life insurance secondary market. GWG, through its subsidiaries, purchases life insurance policies from seniors who no longer want, need or can afford their policies.  Since 2006, GWG has purchased more than $1.7 billion in life insurance policy benefits and paid seniors over $283 million for their policies – approximately $266 million more than the surrender or lapse value offered by insurance carriers. GWG's strategy is to originate and manage a diverse portfolio life insurance policies that generate yields that exceed the costs to finance the policies (in aggregate).  GWG finances the purchase and maintenance of a portfolio of policies primarily through a fixed income alternative investment product that is offered through independent broker-dealers and registered investment advisors nationwide. GWG's goal is to generate financial returns for GWG's investors and shareholders while providing valuable post-retirement financial solutions to seniors.

For more information about GWG, email info@gwglife.com or visit www.gwglife.com.

Contact

GWG Holdings, Inc.

Legal: Beau Mayfield

Tel: 877.494.2388

Email: bmayfield@gwglife.com

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